                                                                   EXHIBIT 26(a)

                            CERTIFICATE OF SECRETARY

         I, Dennis E. Prohofsky, hereby certify that I am the Secretary of Minnesota Life Insurance Company, Saint Paul, Minnesota; that I have charge, custody and control of the record books and corporate seal of said Company; that the following is a true and correct copy of a resolution adopted by the Board of Trustees of said Company at a meeting held October 21, 1985, at which meeting a quorum was present and acting throughout; and that the meeting was duly called for the purpose of acting upon the subject matter described in said resolution:

         "RESOLVED, That The Minnesota Mutual Life Insurance Company hereby establishes a separate account, Separate Account I, which shall be known as "Minnesota Mutual Variable Life Account," in accordance with subdivision 1 of section 61A.14 of Minnesota Statutes 1967, as amended, for the purpose of issuing contracts on a variable basis;

         FURTHER RESOLVED, That MIMLIC Sales Corporation will be the principal underwriter of the variable life insurance contracts funded through the Minnesota Mutual Variable Life Account, and the variable life insurance contracts will be sold by licensed life insurance agents who are registered representatives of The Minnesota Mutual Life Insurance Company and MIMLIC Sales or other broker-dealers who have entered into selling agreements with MIMLIC Sales;

         FURTHER RESOLVED, That such separate account is to be registered as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended, and that application be made for such exemptions from that Act as may be necessary or desirable;

         FURTHER RESOLVED, That there be prepared and filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended, registration statement and any amendments thereto, relating to such contracts on a variable basis as may be offered to the public;

         FURTHER RESOLVED, That the Chief Executive Officer of the Company or such officer or officers as he may designate be, and they hereby are, authorized to seek such exemptive or other relief as may be necessary or appropriate in connection with the separate account or the offered contracts; and

         FURTHER RESOLVED, That the Chief Executive Officer of the Company or such officer or officers as he may designate be, and they hereby are authorized and directed to take such further action as may in their judgment be necessary or desirable to implement the foregoing resolutions."

         I hereby certify that the above resolution has not been modified, amended or rescinded and continues in full force and effect, noting, however, that upon the reorganization of The Minnesota Mutual Life Insurance Company, effective October 1, 1998, as a Minnesota stock life insurance company named Minnesota Life Insurance Company, the President and Chief Executive Officer, pursuant to the Resolution, renamed the Separate Account as "Minnesota Life Variable Life Account," also effective October 1, 1998.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of Minnesota Life Insurance Company this 28th day of October, 2004.

                                               /s/ Dennis E. Prohofsky
                                     -------------------------------------------
                                                 Dennis E. Prohofsky
                                      Executive Vice President, General Counsel
                                                     & Secretary
 (Seal)